REGISTERED NO. FX___	PRINCIPAL AMOUNT OR FACE AMOUNT $_________________ CUSIP: ____________

CITIGROUP FUNDING INC.
FDIC-GUARANTEED MEDIUM-TERM SENIOR NOTE, SERIES D
PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED
BY CITIGROUP INC.
 (FIXED RATE)

IF APPLICABLE, THE “TOTAL AMOUNT OF OID” AND “YIELD TO MATURITY” SET FORTH BELOW WILL BE COMPLETED SOLELY FOR THE PURPOSES OF APPLYING THE UNITED STATES FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT (“OID”) RULES

Issue Price:	Original Issue Date:

Initial Interest Rate:	Stated Maturity:

Specified Currency (If other than U.S. dollars):

Authorized Denominations:
(If other than as set forth in the Prospectus Supplement)

Dual Currency Note:	☐ Yes (see attached)	☐ No

Optional Payment Currency:
Designated Exchange Rate:

Interest Payment Dates: Accrue to Pay:	☐ Yes	☐ No

Indexed Principal Note:	☐ Yes (see attached)	☐ No

Interest Rate Reset:	☐ The Interest Rate may not be changed prior to Stated Maturity

☐ The Interest Rate may be changed prior to Stated Maturity (see attached).

Optional Reset Dates (if applicable):

Amortizing Note:	☐ Yes	☐ No

Amortization Schedule:

Optional Redemption:	☐ Yes	☐ No

Optional Redemption Dates:

Redemption Prices:

Bond Yield to Maturity:	Bond Yield to Call:

Optional Repayment:	☐ Yes	☐ No

Optional Repayment Dates:	Optional Repayment Prices:

Optional Extension of Stated Maturity:	☐ Yes	☐ No

Final Maturity:

Original Issue Discount Note:	☐ Yes	☐ No

Total Amount of OID:	Yield to Maturity:

Renewable Note:	☐ Yes (see attached)	☐ No

Initial Maturity Date:

Special Election Interval (if applicable): Amount (if less than entire principal amount) as to which election may be exercised:

Survivor’s Option:	☐ Yes (see attached)	☐ No

CITIGROUP FUNDING INC., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received hereby promises to pay CEDE & Co. or registered assigns (a) the Principal Amount or, in the case of an Indexed Principal Note, the Face Amount adjusted by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures (an “Index”) as described on the face hereof or in the pricing supplement attached hereto or delivered herewith, in the Specified Currency on the Stated Maturity shown above or earlier if and to the extent so provided herein and (b) accrued interest on the Principal Amount then outstanding (or in the case of an Indexed Principal Note, the Face Amount, then outstanding) at the Interest Rate shown above from the Original Issue Date shown above or from the most recent date to which interest has been paid or duly provided for, semiannually in arrears (unless otherwise set forth herein or in the pricing supplement attached hereto or delivered herewith) on the Interest Payment Dates specified on the face of this Note or in the pricing supplement attached hereto or delivered herewith and at the Stated Maturity, until, in either case, the Principal Amount then outstanding or the Face Amount is paid or duly provided for in accordance with the terms hereof.  Unless otherwise specified herein or in the pricing supplement attached hereto or delivered herewith, interest on this Note, if any, will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

The interest so payable, and punctually paid or duly provided for, on each Interest Payment Date will, as provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which, unless otherwise specified on the face of this Note or in the pricing supplement attached hereto or delivered herewith (and other than interest payable at Stated Maturity), shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date and, in the case of interest payable at Stated Maturity, shall be the Stated Maturity of this Note.  Notwithstanding the foregoing, if this Note is issued between a Regular Record Date and the related Interest Payment Date, the interest so payable for the period from the Original Issue Date to such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Registered Holder hereof on the related Regular Record Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Registered Holder hereof on such Regular Record Date, and may be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Registered Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Company and the Trustee acknowledge that the Company is a “participating entity,” as that term is defined in 12 CFR Section 370.2(g), in the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program (“TLGP”).  As a result, this debt is guaranteed under the FDIC TLGP and is backed by the full faith and credit of the United States.  The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp.  The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The Bank of New York Mellon is hereby designated as the duly authorized representative of the holder for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”).  Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

For purposes of this Note, “Business Day” means:  (i) with respect to any Registered Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are authorized or obligated by law or executive order to close; (ii) with respect to Registered Notes having a specified currency other than U.S. dollars only, other than Registered Notes denominated in Euros, any day that, in the principal financial center (as defined below) of the country of the Specified Currency, is not a day on which banking institutions generally are authorized or obligated by law to close; (iii) with respect to Notes denominated in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is open (a “TARGET Business Day”); and (iv) with respect to any determination by the exchange rate agent (as defined below) of an exchange rate pursuant to notes having a specified currency other than U.S. dollars, any such day on which banking institutions and foreign exchange markets settle payments in New York City and London (an “Exchange Rate Business Day”).

As used above, a “principal financial center” means the capital city of the country issuing the Specified Currency.  However, with respect to U.S. dollars, Australian dollars, Canadian dollars, and Swiss francs, the principal financial center shall be The City of New York, Sydney, Toronto, and Zurich, respectively.

If this Note is an Amortizing Note as shown on the face hereof or in the pricing supplement attached hereto or delivered herewith, a portion or all the principal amount of the Note is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as described above).

If the Holder of this Note has a Survivor’s Option, as indicated above, to elect repayment of this Note prior to Stated Maturity in the event of the death of any beneficial owner hereof, then, pursuant to exercise of such Survivor’s Option, the Company will repay this Note (or applicable portion hereof) when properly tendered for repayment by or on behalf of the Person (the “Representative”) that has authority to act on behalf of the deceased beneficial owner hereof under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to the Amortized Face Amount (calculated as set forth below) payable hereunder with respect to such beneficial owner, plus accrued interest thereon to the date of such repayment; provided, however, that the Company may, in its sole discretion, limit to $2,500,000 (or the approximate equivalent thereof in other currencies) the aggregate principal amount of Notes of this series as to which exercises of the Survivor’s Option will be accepted in any calendar year (the “Annual Put Limitation”) and, in the event that the Annual Put Limitation is applied, limit to $250,000 (or the approximate equivalent thereof in other currencies) the aggregate principal amount of Notes (or portions thereof) as to which exercises of the Survivor’s Option will be accepted in such calendar year with respect to any individual deceased beneficial owner of Notes; and provided, further, that the Company will not make any principal payment pursuant to exercise of the Survivor’s Option in an amount that is less than $5,000 (or the approximate equivalent thereof in other currencies), and, in the event that the foregoing limitations would result in the partial repayment to any individual deceased beneficial owner of Notes, the principal amount owned by such deceased beneficial owner must not be less than $5,000 (or the approximate equivalent thereof in other currencies) as a result of such repayment, which is the minimum authorized denomination of the Notes.  This Note, or any portion hereof, if tendered pursuant to an exercise of the Survivor’s Option, may be withdrawn by a written request of the Holder hereof received by the Paying Agent prior to its repayment.

The Amortized Face Amount of this Note on any date shall be the amount equal to (i) the Issue Price set forth on the face hereof plus (ii) that portion of the difference between such Issue Price and the stated principal amount of such Note that has accrued by such date at (x) the Bond Yield to Maturity set forth on the face hereof or (y) if so specified, the Bond Yield to Call set forth on the face hereof (computed in each case in accordance with generally accepted United States bond yield computation principles), provided, however, that in no event shall the Amortized Face Amount of a Note exceed its stated principal amount.  The Bond Yield to Call listed on the face of this Note shall be computed on the basis of the first occurring Optional Redemption Date with respect to such Note and the amount payable on such Optional Redemption Date.  In the event that such Note is not redeemed on such first occurring Optional Redemption Date, the Bond Yield to Call with respect to such Note shall be recomputed on such Optional Redemption Date on the basis of the next occurring Optional Redemption Date and the amount payable on such Optional Redemption Date, and shall continue to be so recomputed on each succeeding Optional Redemption Date until the Note is so redeemed.

This Note (or any portion hereof), if tendered pursuant to a valid exercise of the Survivor’s Option, will be accepted promptly based on the order in which all such Notes (or any portion thereof) are tendered, unless the acceptance hereof would (i) contravene the Annual Put Limitation or (ii) result in the acceptance during the then current calendar year of an aggregate principal amount of Notes (or portions thereof) exceeding $250,000 (or the approximate equivalent thereof) with respect to any individual deceased beneficial owner.  If, as of the end of any calendar year, the Company has not imposed the Annual Put Limitation or the aggregate principal amount of Notes that have been accepted pursuant to exercise of the Survivor’s Option during such year has not exceeded the Annual Put Limitation for such year, any exercise of the Survivor’s Option with respect to this Note (or any portion hereof) not accepted during such calendar year because more than $250,000 (or the approximate equivalent thereof) aggregate principal amount of Notes (or portions thereof) was tendered with respect to the individual deceased beneficial owner hereof will be accepted in the order all such Notes were tendered, to the extent that any such exercise would not trigger the Annual Put Limitation, if any, for such calendar year.  This Note (or portion hereof), if accepted for repayment pursuant to exercise of the Survivor’s Option, will be repaid on the first Interest Payment Date that occurs twenty or more calendar days after the date of such acceptance.  If this Note (or any portion hereof) is tendered for repayment and is not accepted in any calendar year due to the application of the Annual Put Limitation, then this Note (or any such portion) will be deemed to be tendered in the following calendar year based on the order in which all such Notes (or any portion thereof) were originally tendered, unless this Note (or any such portion hereof) is withdrawn by the Holder.  In the event that this Note (or any portion hereof) tendered for repayment pursuant to valid exercise of the Survivor’s Option is not accepted, the Paying Agent will deliver a notice to the affected Representative by first-class mail to the broker or other entity that represents the deceased beneficial owner of this Note that states the reasons this Note (or such portion) has not been accepted for repayment.  If this Note is an Amortizing Note as shown on the face hereof or in the pricing supplement attached hereto or delivered herewith, a portion or all the principal amount of the Note is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as described above).

Subject to the foregoing, in order for the Survivor’s Option to be validly exercised, the Paying Agent must receive (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, (ii) tender of this Note (or applicable portion hereof), (iii) appropriate evidence satisfactory to the Company and the Paying Agent that (A) the Representative has authority to act on behalf of the applicable deceased beneficial owner hereof, (B) the death of such beneficial owner has occurred and (C) the deceased was a beneficial owner hereof at the time of death, and (iv) if applicable, a properly executed assignment or endorsement, and (v) if the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Paying Agent from such nominee attesting to the beneficial ownership of such Note.  All questions as to the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Company, in its sole discretion, which determination will be final and binding.

The principal hereof and any premium and interest hereon are payable by the Company in the Specified Currency shown above.  If the Specified Currency shown above is other than U.S. dollars, the Company will arrange to convert all payments in respect hereof into U.S. dollars in the manner described on the reverse hereof.  The Holder hereof may, if so indicated above, elect to receive all payments in respect hereof in the Specified Currency by delivery of a written notice to the Trustee not later than fifteen calendar days prior to the applicable payment date.  Such election will remain in effect until revoked by written notice to the Trustee received not later than fifteen calendar days prior to the applicable payment date.  If the Company determines that the Specified Currency is not available for making payments in respect hereof due to the imposition of exchange controls or other circumstances beyond the Company’s control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions or within the international banking community, then the Holder hereof may not so elect to receive payments in the Specified Currency, and any such outstanding election shall be automatically suspended, and payments shall be in U.S. dollars, until the Company determines that the Specified Currency is again available for making such payments.

Payments of interest in U.S. dollars (other than interest payable at Stated Maturity) will be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Register; provided that, if the Holder hereof is the Holder of U.S. $10,000,000 (or the equivalent thereof in a currency other than U.S. dollars determined as provided on the reverse hereof) or more in aggregate principal amount of Registered Notes of like tenor and term, such U.S. dollar interest payments will be made by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee not less than fifteen calendar days prior to the applicable Interest Payment Date.  Simultaneously with any election by the Holder hereof to receive payments in respect hereof in the Specified Currency (if other than U.S. dollars), such Holder shall provide appropriate wire transfer instructions to the Trustee and all such payments will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States.  The principal hereof and any premium and interest hereon payable at Stated Maturity will be paid in immediately available funds upon surrender of this Note at the corporate trust office or agency of the Trustee located in the City and State of New York.

The payments due on this Note are fully and unconditionally guaranteed by Citigroup Inc. (the “Guarantor”).

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF AND IN ANY PRICING SUPPLEMENT ATTACHED HERETO OR DELIVERED HEREWITH, AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

This Note shall not become valid or obligatory for any purpose unless and until this Note has been authenticated by Citibank, N.A., or its successor, as authentication agent.

IN WITNESS WHEREOF, the Company has caused this Note to be executed under its corporate seal.

Dated:

CITIGROUP FUNDING INC.

By:	__________________________
Authorized Officer

[Seal]

Attest__________________________
Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

CITIBANK, N.A., as authentication agent

By:
Authorized Signatory

(REVERSE OF SECURITY)

CITIGROUP FUNDING INC.
FDIC-GUARANTEED MEDIUM-TERM SENIOR NOTE, SERIES D
PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED
BY CITIGROUP INC.
(FIXED RATE)

General

This Note is one of a series of duly authorized debt securities of the Company (the “Debt Securities”) issued or to be issued in one or more series under an indenture, dated as of June 1, 2005, as such indenture may be amended from time to time (the “Indenture”), among the Company,  the Guarantor, and JPMorgan Chase Bank, N.A., as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.  The payments due on the Debt Securities are fully and unconditionally guaranteed by the Guarantor. This debt is guaranteed under the FDIC TLGP and is backed by the full faith and credit of the United States.  The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp.  The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

  The U.S. dollar equivalent of the public offering price or purchase price of Notes denominated in currencies other than U.S. dollars will be determined by the Company or its agent, as exchange rate agent for the Notes (the “Exchange Rate Agent”) on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Market Exchange Rate”) for such currencies on the applicable issue dates.

The Notes are in registered form without coupons.  Unless otherwise specified in the applicable pricing supplement, the authorized denominations of Registered Notes denominated in U.S. dollars will be U.S.$1,000 and any larger amount that is an integral multiple of U.S.$1,000.  The authorized denominations of Registered Notes denominated in a currency other than U.S. dollars will be the approximate equivalents thereof in the Specified Currency.

Each Registered Note will be issued initially as a Book-Entry Note, and will not be exchangeable for Certificated Notes, except as otherwise provided in the Indenture or specified in the applicable pricing supplement.

Fixed Rate Notes

This Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the Interest Rate stated on the face hereof or in the pricing supplement attached hereto or delivered herewith until the principal amount hereof is paid or made available for payment, except as otherwise described below under “Subsequent Interest Periods” and “Extension of Stated Maturity”, and except that if so specified in the attached pricing supplement, the rate of interest payable may be subject to adjustment as specified therein.

Unless otherwise set forth herein or in the pricing supplement attached hereto or delivered herewith, interest on this Note will be payable semiannually in arrears on the Interest Payment Dates set forth above and at Stated Maturity. If an Interest Payment Date with respect to any Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.  However, if with respect to any Note for which “Accrue to Pay” is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, any Interest Payment Date with respect to such Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day.

Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date.  Unless otherwise specified herein, interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months (“30 over 360”) or, in the case of an incomplete month, the number of days elapsed.

Subsequent Interest Periods

If so specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, the Interest Rate on this Note may be reset by the Company on the date or dates specified on the face hereof or in the pricing supplement attached hereto or delivered herewith (each an “Optional Reset Date”).  The Company may reset the Interest Rate by notifying the Trustee for this Note at least 45 but not more than 60 days prior to each Optional Reset Date.  Not later than 40 days prior to each Optional Reset Date, the Trustee will mail to the Holder of this Note a notice (the “Reset Notice”), first class, postage prepaid, indicating whether the Company has elected to reset the Interest Rate, and if so, (i) such new Interest Rate and (ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date, or, if there is no such next Optional Reset Date, to the Stated Maturity of this Note (each such period, a “Subsequent Interest Period”), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Subsequent Interest Period.  Upon the transmittal by the Trustee of a Reset Notice to the Holder of a Note, such new Interest Rate shall take effect automatically.  Except as modified by the Reset Notice and as described below, such Note will have the same terms as prior to the transmittal of such Reset Notice.  Notwithstanding the foregoing, not later than 20 days prior to the Optional Reset Date, the Company may, at its option, revoke the Interest Rate provided for in the Reset Notice and establish a higher Interest Rate for the Subsequent Interest Period by causing the Trustee to mail notice of such higher Interest Rate, first class, postage prepaid, to the Holder of this Note.  Such notice shall be irrevocable.  All Registered Notes with respect to which the Interest Rate is reset on an Optional Reset Date will bear such higher Interest Rate.

The Holder of this Note will have the option to elect repayment of the Note by the Company on each Optional Reset Date at a price equal to the principal amount hereof, plus interest accrued to such Optional Reset Date.  In order to obtain repayment on an Optional Reset Date, the Holder must follow the procedures set forth below for optional repayment, except that the period for delivery or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date, and except that if the Holder has tendered this Note for repayment pursuant to a Reset Notice, the Holder may, by written notice to the Trustee, revoke such tender for repayment until the close of business on the tenth day before the Optional Reset Date.

Indexed Notes

If this Note is an Indexed Principal Note, then the principal amount payable at Stated Maturity or earlier redemption or retirement is determined by reference to the amount designated on the face hereof or in the pricing supplement attached hereto or delivered herewith as the Face Amount of this Note and by reference to the Index as described on the face hereof or in the pricing supplement attached hereto or delivered herewith.  If this Note is an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of this Note may be different from the Face Amount.  If a third party is appointed to calculate or announce the Index for a particular Indexed Note and the third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated in a manner that is inconsistent with the applicable pricing supplement, then the Company will select another third party to calculate or announce the Index.  The agent or another affiliate of the Company may be either the original or successor third party selected by the Company.

If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed principal amount of this Note shall be calculated in the manner set forth in the applicable pricing supplement.  Any determination of such third party shall in the absence of manifest error be binding on all parties.

Specified Currency

If the Specified Currency is other than U.S. dollars, the amount of any U.S. dollar payment to be made in respect hereof will be determined by the Company or its agent based on the highest firm bid quotation expressed in U.S. dollars received by the Company or its agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent (one or more of which may be an agent involved in the distribution of the Notes (an “Agent”) and another of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Registered Notes denominated in such Specified Currency.  All currency exchange costs will be borne by the Holders of such Registered Notes by deductions from such payments.  If no such bid quotations are available, then such payments will be made in the Specified Currency, unless the Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company’s control, in which case payment will be made as described in the next paragraph.

Payments in Currencies other than the Specified Currency

Except as set forth below, if any payment in respect hereof is required to be made in a specified currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then such payment shall be made in U.S. dollars until such currency is again available or so used.  The amount so payable in such foreign currency shall be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for such currency or as otherwise indicated on the face hereof or in the pricing supplement attached hereto or delivered herewith.  Any payment made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

In the event of an official redenomination of the Specified Currency of this Note (other than as a result of European Monetary Union, but including, without limitation, an official redenomination of any such Specified Currency that is a composite currency), the obligations of the Company with respect to payments on this Note shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination.  This Note does not provide for any adjustment to any amount payable under this Note as a result of (i) any change in the value of the Specified Currency hereof relative to any other currency due solely to fluctuations in exchange rates or (ii) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

Dual Currency Notes

If this Note is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith as a Dual Currency Note, the Company may have a one time option of making all payments of principal, premium, if any, and interest on all Dual Currency Notes issued on the same day and having the same terms (a “Tranche”), which payments would otherwise be made in the Specified Currency of such Notes, in an optional currency (the “Optional Payment Currency”).  Such option will be exercisable in whole but not in part on an “Option Election Date,” which will be any one of the dates specified on the face hereof or in the pricing supplement attached hereto or delivered herewith.

If the Company makes such an election, the amount payable in the Optional Payment Currency shall be determined using the Designated Exchange Rate specified on the face hereof or in the pricing supplement attached hereto or delivered herewith.  If such election is made, notice of such election shall be mailed in accordance with the terms of the applicable Tranche of Dual Currency Notes within two Business Days of the Option Election Date and shall state (i) the first date, whether an Interest Payment Date and/or Stated Maturity, in which scheduled payments in the Optional Payment Currency will be made and (ii) the Designated Exchange Rate.  Any such notice by the Company, once given, may not be withdrawn.  The equivalent value in the Specified Currency of payments made after such an election may be less, at the then current exchange rate, than if the Company had made such payment in the Specified Currency.

Renewable Notes

If this Note is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith as a Renewable Note, this Note will mature on an Interest Payment Date occurring in or prior to the twelfth month following the Original Issue Date of this Note (the “Initial Maturity Date”) unless the term of all or any portion of this Note is renewed in accordance with the following procedures:

On the Interest Payment Date occurring in the sixth month (unless a different interval (the “Special Election Interval”) is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith) prior to the Initial Maturity Date of this Note (the “Initial Renewal Date”) and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a “Renewal Date”), the term of this Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of this Note elects to extend the term of this Note or any portion thereof as described below.  If the Holder does not elect to extend the term of any portion of the principal amount of this Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the “New Maturity Date”).

The Holder may elect to renew the term of this Note, or if so specified, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the corporate trust office of the Trustee or agency of the Trustee in the City of New York not less than 15 nor more than 30 days prior to such Renewal Date, unless another period is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith.  Such election will be irrevocable and will be binding upon each subsequent Holder of this Note.  An election to renew the term of this Note may be exercised with respect to less than the entire principal amount of this Note only if so specified on the face hereof or in the pricing supplement attached hereto or delivered herewith and then only in such principal amount, or any integral multiple in excess thereof, as is specified on the face hereof or in the pricing supplement attached hereto or delivered herewith.  Notwithstanding the foregoing, the term of this Note may not be extended beyond the Stated Maturity specified for this Note on the face hereof or in the pricing supplement attached hereto or delivered herewith.

If the Holder does not elect to renew the term, this Note must be presented to the Trustee (or any duly appointed paying agent) and, as soon as practicable following receipt of such Note the Trustee (or any duly appointed paying agent) shall issue in exchange therefor in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Note for which no election to renew the term thereof was exercised, with terms identical to those specified on such exchanged Note (except that such Note shall have a fixed, nonrenewable Stated Maturity on the New Maturity Date) and (ii) if an election to renew is made with respect to less than the full principal amount of such Holder’s Note, the Trustee, or any duly appointed paying agent, shall issue in exchange for such Note in the name of such Holder a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Note for which the election to renew was made, with terms otherwise identical to the exchanged Note.

Extension of Stated Maturity

If so specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, the Stated Maturity of this Note may be extended at the option of the Company for one or more periods of whole years specified on the face hereof or in the pricing supplement attached hereto or delivered herewith (each an “Extension Period”) from one to five years up to but not beyond the date (the “Final Maturity”) set forth on the face hereof or in the pricing supplement attached hereto or delivered herewith.  The Company may exercise such option by notifying the Trustee for this Note at least 45 but not more than 60 days prior to the original Stated Maturity of this Note.  If the Company exercises such option, the Trustee will mail to the Holder of this Note not later than 40 days prior to the original Stated Maturity a notice (the “Extension Notice”), first class, postage prepaid, indicating (i) the election of the Company to extend the Stated Maturity, (ii) the new Stated Maturity, (iii) the Interest Rate applicable to the Extension Period, and (iv) the provisions, if any, for redemption during such Extension Period including the date or dates on which, or the period or periods during which, and the price or prices at which, such redemption may occur during the Extension Period.  Upon the Trustee’s mailing of the Extension Notice, the Stated Maturity of this Note shall be extended automatically and, except as modified by the Extension Notice and as described in the next paragraph, this Note will have the same terms as prior to the mailing of such Notice.

Notwithstanding the foregoing, not later than 20 days prior to the original Stated Maturity of this Note, the Company may, at its option, revoke the Interest Rate provided for in the Extension Notice and establish a higher Interest Rate for the Extension Period by causing the Trustee to mail notice of such higher Interest Rate, first class, postage prepaid, to the Holder of this Note.  Such notice shall be irrevocable.  All Registered Notes with respect to which the Stated Maturity is extended will bear such higher Interest Rate for the Extension Period, whether or not tendered for repayment.

If the Company extends the Stated Maturity of this Note, the Holder will have the option to elect repayment of this Note by the Company on the original Stated Maturity at a price equal to the principal amount hereof, plus interest accrued to such date.  In order to obtain repayment on such original Stated Maturity once the Company has extended the Stated Maturity hereof, the Holder must follow the procedures set forth below for optional repayment, except that the period for delivery or notification to the Trustee shall be at least 25 but not more than 35 days before the original Stated Maturity, and except that if the Holder has tendered this Note for repayment pursuant to an Extension Notice, the Holder may, by written notice to the Trustee, revoke such tender for repayment until the close of business on the tenth calendar day before the original Stated Maturity.

Optional Redemption, Repayment and Repurchase

If so specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, the Company may, at its option, redeem this Note in whole or in part, on the date or dates (each an “Optional Redemption Date”) specified herein, at the price (the “Redemption Price”) (together with accrued interest to such Optional Redemption Date) specified herein.  Unless otherwise stated on the face hereof or in the pricing supplement attached hereto or delivered herewith, the Trustee shall mail to the Holder a notice of such redemption first class, postage prepaid, at least 30 days prior to the date of redemption.  Unless otherwise stated herein, the Company may exercise such option with respect to a redemption of this Note in part only by notifying the Trustee for this Note at least 45 days prior to any Optional Redemption Date.  In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued to the Holder hereof upon the cancellation hereof.

If so specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, this Note will be repayable prior to Stated Maturity at the option of the Holder on the Optional Repayment Dates shown on the face hereof or in the pricing supplement attached hereto or delivered herewith at the Optional Repayment Prices shown on the face hereof or in the pricing supplement attached hereto or delivered herewith, together with accrued interest to the date of repayment.  In order for this Note to be repaid, the Trustee must receive at least 30 but not more than 45 days prior to an Optional Repayment Date (i) this Note with the form below entitled “Option to Elect Repayment” duly completed; or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of this Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note with the form below entitled “Option to Elect Repayment” duly completed will be received by the Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter.  If the procedure described in clause (ii) of the preceding sentence is followed, this Note with form duly completed must be received by the Trustee by such fifth Business Day.  Any tender of this Note for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable.  The repayment option may be exercised by the Holder of this Note for less than the entire principal amount of the Note; provided that the principal amount of this Note remaining outstanding after repayment is an authorized denomination.  Upon such partial repayment, this Note shall be canceled and a new Note or Notes for the remaining principal amount hereof shall be issued in the name of the Holder of this Note.

Unless otherwise specified on the face hereof or in the pricing supplement attached hereto or delivered herewith, this Note will not be subject to any sinking fund.

Notwithstanding anything herein to the contrary, if this Note is an Original Issue Discount Note, the amount payable in the event of redemption or repayment prior to the Stated Maturity hereof (other than pursuant to an optional redemption by the Company at a stated Redemption Price), in lieu of the principal amount due at the Stated Maturity hereof, shall be the Amortized Face Amount of this Note as of the redemption date or the date of repayment, as the case may be.  The Amortized Face Amount of this Note on any date shall be the amount equal to (i) the Issue Price set forth on the face hereof or in the pricing supplement attached hereto or delivered herewith plus (ii) that portion of the difference between such Issue Price and the stated principal amount of such Note that has accrued by such date at (x) the Bond Yield to Maturity set forth on the face hereof or in the pricing supplement attached hereto or delivered herewith or (y) if so specified, the Bond Yield to Call set forth on the face hereof or in the pricing supplement attached hereto or delivered herewith (computed in each case in accordance with generally accepted United States bond yield computation principles); provided, however, that in no event shall the Amortized Face Amount of a Note exceed its stated principal amount.  The Bond Yield to Call listed on the face of this Note or in the pricing supplement attached hereto or delivered herewith shall be computed on the basis of the first occurring Optional Redemption Date with respect to such Note and the amount payable on such Optional Redemption Date.  In the event that such Note is not redeemed on such first occurring Optional Redemption Date, the Bond Yield to Call with respect to such Note shall be recomputed on such Optional Redemption Date on the basis of the next occurring Optional Redemption Date and the amount payable on such Optional Redemption Date, and shall continue to be so recomputed on each succeeding Optional Redemption Date until the Note is so redeemed.

The Company may at any time purchase Registered Notes at any price in the open market or otherwise.  Registered Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for such Notes for cancellation.

Other Terms

As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Registered Notes of different authorized denominations, as requested by the Person surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, the City and State of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Security Registrar and the Trustee duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Registered Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer or exchange, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the Holder hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

If an Event of Default with respect to the Debt Securities of this series shall have occurred and be continuing, the principal of all the Debt Securities of this series may be declared due and payable in this manner and with the effect provided in the Indenture; provided, however, that no acceleration of the amounts due on the Notes of this series will be permitted at any time that the FDIC is making timely guarantee payments on the Notes of this series in accordance with the Debt Guarantee Program.

In case this Note shall at any time become mutilated, destroyed, stolen or lost and this Note or evidence of the loss, theft, or destruction hereof (together with such indemnity and such other documents or proof as may be required by the Company or the Trustee) shall be delivered to the principal corporate trust office of the Trustee or the agent of the Company or Trustee, a new Registered Note of like tenor and principal amount will be issued by the Company in exchange for, or in lieu of, this Note.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Registered Note shall be borne by the Holder of this Note.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of Debt Securities at the time outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon the Debt Security; provided, however that the express written consent of the FDIC will be required to amend, modify or waive any provision of the Indenture or any supplemental indenture relating to principal, interest, default or ranking provisions of the Notes, any provision of the Notes that is required to be included in connection with the Debt Guarantee Program, or any other provision the amendment of which would require the consent of any or all of the holders of the Notes.

Holders of Debt Securities may not enforce their rights pursuant to the Indenture or the Note except as provided in the Indenture.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note shall be deemed to be a contract made and to be performed solely in the State of New York and for all purposes be governed by, and construed in accordance with, the laws of said State without regard to the conflicts of law rules of said State.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -as tenants in common	UNIF GIFT MIN ACT	_______________Custodian_______________
TEN ENT -as tenants by the entireties		(Cust) (Minor)
JT ENT-as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act ______________________________________ (State)

Additional abbreviations may also be used though not in the above list

____________________________________________

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Company to repay $__________ principal amount of the within Note, pursuant to its terms, on the “Optional Repayment Date” first occurring after the date of receipt of the within Note as specified below, together with interest thereon accrued to the date or repayment, to the undersigned at:

(Please Print or Type Name and Address of the Undersigned)

and to issue to the undersigned, pursuant to the terms of the Indenture, a new Note or Notes representing the remaining principal amount of this Note.

For this Option to Elect Repayment to be effective, this Note with the Option to Elect Repayment duly completed must be received by the Company within the relevant time period set forth above at its office or agency in the Borough of Manhattan, the City and State of New York, located initially at the office of the Trustee at 4 New York Plaza, 6th Floor, New York, NY  10004.

Dated:	__________________________________________________________

Note: The signature to this Option to Elect Repayment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert Social Security or Other
Identifying Number of Assignee

Please Print or Type Name and Address Including Zip Code of Assignee

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

___________________________________________________________________________________________________________________attorney to transfer such Note on the books of Citigroup Funding Inc. with full power of substitution in the premises.

Dated:________________________________________	_____________________________________________
Signature

_____________________________________________
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the Note in every particular, without alteration or enlargement or any change whatsoever.